Exhibit 99.1
Fifth Street Senior Floating Rate Corp. Closes
Eight-Year, $100 Million Credit Facility with Natixis

WHITE PLAINS, NY, Nov. 7, 2013 -- Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR) (“FSFR”) today announced that it has closed a $100 million credit facility with Natixis, New York Branch (“Natixis”). Pricing on the new facility is set at the applicable commercial paper rate plus 1.9% per annum. The interest rate would remain the same for any additional future commitments from Natixis that are funded through its commercial paper conduit. To the extent new lenders participate in the facility or Natixis funds incremental commitments outside of its commercial paper conduit, pricing on those commitments would be three-month LIBOR plus 2.0% per annum. The facility has an 18-month reinvestment period and a final maturity date of November 1, 2021. DBRS, Inc currently rates the facility AA.

“Our new facility and partnership with Natixis provides FSFR with flexible and low-cost capital to fund its growing pipeline and increase leverage towards its target of 0.85x debt-to-equity,” stated FSFR’s President, Bernard D. Berman.

About Fifth Street Senior Floating Rate Corp.

Fifth Street Senior Floating Rate Corp. is a specialty finance company that provides financing solutions in the form of floating rate senior secured loans to small and mid-sized companies, primarily in connection with investments by private equity sponsors. The company’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments while seeking to preserve its capital. The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC, an SEC-registered investment adviser and leading alternative asset manager with over $3 billion in assets under management. With a track record of more than 15 years and offices across the country, Fifth Street’s nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million. Fifth Street’s website can be found at fifthstreetfinance.com.

About Natixis

Natixis is the corporate, investment and financial services arm of Groupe BPCE, the 2nd-largest banking group in France with 21% of total bank deposits and 36 million clients spread over two networks, Banque Populaire and Caisse d’Epargne.  The Global Structured Credit & Solutions Group of Natixis provides customized securitization financing, structuring, syndication and advisory services to clients from its offices in New York, Paris, London, Milan and Frankfurt.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Contact:
Dean Choksi, Senior Vice President of Finance & Head of Investor Relations
(914) 286-6855
dchoksi@fifthstreetfinance.com

Media Contact:
Nick Rust
Prosek Partners
(212) 279-3115 ext. 252
pro-fifthstreet@prosek.com

Natixis Contact:
Michael Hopson, Head of Structured Credit
(212) 891-5869
michael.hopson@us.natixis.com